EXHIBIT H

                              As Reported at                 Proforma as of
                            September 30, 2005             September 30, 2005

FirstEnergy                 Amount        Ratio            Amount        Ratio
-----------             --------------  ---------      --------------  ---------
Common Equity            $  8,827,959     44.90%        $  8,827,959     44.90%
Preferred Stock               183,719      0.93%             183,719      0.93%
Long-Term Debt             10,402,146     52.91%          10,402,146     52.91%
Short-Term Debt               246,505      1.25%             246,505      1.25%
                        --------------  ---------      --------------  ---------
Total Capitalization     $ 19,660,329    100.00%        $ 19,660,329    100.00%
                        --------------  ---------      --------------  ---------

Ohio Edison
-----------
Common Equity            $  2,475,088     59.40%        $  2,566,968     64.89%
Preferred Stock                75,070      1.80%              75,070      1.91%
Long-Term Debt              1,372,803     32.94%           1,089,575     27.54%
Short-Term Debt               244,555      5.87%             224,555      5.68%
                        --------------  ---------      --------------  ---------
Total Capitalization     $  4,167,516    100.00%        $  3,956,168    100.00%
                        --------------  ---------      --------------  ---------

Cleveland Electric
------------------
Common Equity            $  1,943,540     43.07%        $  1,881,979     47.21%
Preferred Stock                   -        0.00%                 -        0.00%
Long-Term Debt              2,015,436     44.66%           2,015,436     50.56%
Short-Term Debt               553,784     12.27%              88,784      2.23%
                        --------------  ---------      --------------  ---------
Total Capitalization     $  4,512,760    100.00%        $  3,986,199    100.00%
                        --------------  ---------      --------------  ---------

Toledo Edison
-------------
Common Equity            $    865,338     51.22%        $    870,071     60.87%
Preferred Stock                96,000      5.68%              96,000      6.73%
Long-Term Debt                350,023     20.72%             350,023     24.49%
Short-Term Debt               378,190     22.38%             113,190      7.92%
                        --------------  ---------      --------------  ---------
Total Capitalization     $  1,689,551    100.00%        $  1,429,284    100.00%
                        --------------  ---------      --------------  ---------

Penn Power
----------
Common Equity            $    371,943     65.50%        $    298,634     72.59%
Preferred Stock                14,105      2.48%              14,105      3.43%
Long-Term Debt                146,944     25.88%              83,816     20.37%
Short-Term Debt                34,821      6.13%              14,821      3.60%
                        --------------  ---------      --------------  ---------
Total Capitalization     $    567,813    100.00%        $    411,376    100.00%
                        --------------  ---------      --------------  ---------